Exhibit (d)(173)

Schedule A

Form of

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of September 9, 2008, between

Fidelity Management & Research Company

and

Fidelity Management & Research (Hong Kong) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Investment Trust	Fidelity Global Commodity Stock Fund	Equity	__/__/__